Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Fifty, Fidelity Fund, Fidelity Discovery Fund and Fidelity Growth & Income II Portfolio, of our reports dated August 9, 2005 on the financial statements and financial highlights included in the June 30, 2005 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 25, 2005